Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the CinCor Pharma, Inc. 2019 Stock Option Plan, the CinCor Pharma, Inc. 2022 Equity Incentive Plan and the CinCor Pharma, Inc. 2022 Employee Stock Purchase Plan of our report dated June 23, 2021, except for the matter discussed in Note 8, as to which the date is November 30, 2021, and the matters discussed in Note 2 and Note 10, as to which the date is January 3, 2022, with respect to the financial statements of CinCor Pharma, Inc. included in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-261738) and related Prospectus of CinCor Pharma, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio

January 12, 2022